Rotmans Furniture CEO Launches Eco-Friendly Materials Distribution Firm

BOSTON, January 22, 2015 – Steve Rotman, President and CEO of Rotmans Furniture, the U.S.’s largest independent furniture retailer1, has launched Nature’s Home Solutions, LLC (NHS), a Boston-based distribution company devoted to identifying and bringing to market innovative, sustainably sourced, eco-friendly materials and components for use in the home furnishings, apparel, and other markets.

“As a retailer, we recognize our customers increasingly want natural, sustainable, allergy-friendly furnishings for their homes that are healthy, environmentally responsible, and safe,” stated Steve Rotman. “Often products that meet those criteria don’t exist or are hard to find, so we created Nature’s Home Solutions with the mission to seek out eco- and allergy-friendly, certified sustainable, high quality, durable materials and materials technologies and bring them to market.”

Tomas Eisenberg will oversee business and operations for Nature’s Home Solutions.  Tom is the founder of Global Bedding Connections, a bedding consulting firm, and previously was the Vice President of Strategic Marketing for Latex International, the world’s largest talalay manufacturer of latex mattresses and pillows.

“Tom is ideally suited to lead Nature’s Home Solutions as his position will draw upon his successful leadership at posts in sales, marketing, operations, developing international and domestic distribution channels and direct-to-retail strategies at Latex International,” said Rotman.

Eisenberg noted, “Nature’s Home Solutions is ideally positioned to find innovative product solutions that manufacturers and retailers demand in their quest for pure, natural, environmentally responsible products.  We will create strategic alliances with numerous suppliers and manufacturers that will enable access to natural materials and technologies in the apparel, furnishings, homegoods, bedding and other industries.  They in turn can produce more environmentally-friendly components and products to be sold by retailers nationwide.”

NHS aims to improve the environment across all industries.  It’s first step will be in the home furnishings industry. NHS has signed its first distribution agreement with Vystar Corp, (OTCBB: VYST), the manufacturer of Vytex™ Natural Rubber Latex. Vytex is a multi-patented, all-natural raw material that contains significantly reduced levels of non-rubber particles and proteins found in natural rubber latex.  (See related Vystar distribution agreement release for full details).

Rotman concluded, “If we can help our fellow retailers and their manufacturing partners deliver healthier, natural products for consumers while protecting the rainforests and our environment, then Nature’s Home Solutions will have succeeded in its mission.”

1 Rotmans Furniture was named the #1 independent US furniture retailer and the 11th furniture retailer nationwide by Home Furnishings Business Power 50 Retail Ranking.

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Contacts:

Media: Julie Shepherd, Accentuate PR, 847 275 3643, Julie@accentuatepr.com

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